GLENBROOK LIFE AND ANNUITY COMPANY
        GLENBROOK LIFE AND ANNUITY COMPANY SEPARATE ACCOUNT A SUPPLEMENT,
            DATED JUNE 15, 2001, TO THE AIM LIFETIME ENHANCED CHOICE
                  VARIABLE ANNUITY PROSPECTUS DATED MAY 1, 2001

The purpose of this supplement is to correct a printing error in the above-referenced prospectus for the AIM Lifetime Enhanced Choice Variable Annuity contract ("Contract") offered by Glenbrook Life and Annuity Company. Please read this supplement carefully and retain it for future reference. This supplement is not valid unless it is accompanied by a current prospectus for the Contract. The terms we use in this supplement have the same meanings as in the prospectus for the Contract.



Page 7: Replace the table under the heading "Variable Account Annual Expenses" with the following:


                                                                     With
                                                                    Enhanced
                                                     Base         Death Benefit
                                                   Contract          Rider

Mortality and Expense Risk Charge                    1.40             1.60
Administrative Expense Charge                        0.10             0.10
Total Variable Account Annual Expenses               1.50             1.70


Page 14: Replace the last sentence of the second paragraph with the following:

     We also determine a separate set of Accumulation Unit Values reflecting the cost of the Enhanced Death Benefit Rider described on pages 26 and 27 below.